Exhibit 99

 Perrigo Company Reports First Quarter Fiscal 2005 Earnings of $0.24 Per Share

    ALLEGAN, Mich., Oct. 26 /PRNewswire-FirstCall/ -- The Perrigo Company (Nasdaq: PRGO) today announced results for the first quarter of fiscal 2005 ended Sept. 25, 2004.



                               Perrigo Company
                   (In thousands, except per share amounts)

                                   Fiscal 2005                 Fiscal 2004
                                 1st Quarter Ended          1st Quarter Ended
                                     9/25/04                     9/27/03
    Sales                           $227,719                    $211,839
    Net Income                       $17,578                     $16,508
    Diluted EPS                        $0.24                       $0.23
    Diluted Shares                    73,043                      71,809



    Net sales for the first quarter of fiscal 2005 were $227.7 million, an increase of eight percent from $211.8 million last year. Net income was $17.6 million, or $0.24 per share, compared with $16.5 million, or $0.23 per share, a year ago.
    David T. Gibbons, Perrigo Chairman, President and Chief Executive Officer, stated, "We are pleased with our consolidated first quarter results and the good start to fiscal 2005. The increase in earnings is attributable to the strong performance of the U.S.-based Consumer Healthcare segment, which experienced volume growth in the allergy, cough/cold and vitamin categories and good control of expenses."

    Consumer Healthcare

    Consumer Healthcare net sales increased four percent to $199.5 million, compared with $192.8 million in the first quarter of fiscal 2004. The increase was due to the strong sales of the loratadine family of allergy medications, the sell-in of cough/cold products and higher unit sales of vitamins. Operating income increased 12 percent, or $2.9 million, to $27.8 million, compared with $24.9 million last year. Mr. Gibbons stated, "Our Consumer Healthcare business again demonstrated excellent operating leverage. Sales increased four percent, gross margin increased seven percent and operating income was up 12 percent. Our purchasing initiatives and manufacturing productivity projects are paying off."

    Pharmaceuticals

    The Pharmaceuticals segment recorded operating expenses of $1.3 million, compared with $0.3 million a year ago as the Company continued to fund its start-up generic prescription drug business.

    United Kingdom

    First quarter net sales of the United Kingdom Operations increased $10.6 million to $23.2 million. The December 2003 acquisition of Peter Black Pharmaceuticals accounted for approximately $9 million of the increase and currency fluctuations accounted for approximately $2 million. Operating income declined from $0.4 million last year to $0.2 million this year. The implementation of the merger integration plan for the Wrafton and Peter Black businesses continues to reduce the United Kingdom breakeven operating level. The turnaround will be evident in improved operating income over the last three quarters of fiscal 2005.

    Mexico

    The Mexico Operations experienced a sales decline of $1.5 million, compared with the first quarter last year, due to lower volume of government and distributor sales. The disappointing sales led to a loss for the quarter. The business is making good progress in changing its business model, with retail store brand sales growing 30 percent in the quarter, and now representing one-third of total sales.

    New Product Approvals

    On Oct. 5, the Company announced it had received final approval from the Food and Drug Administration (FDA) for over-the-counter Nicotine Gum and prescription Ibuprofen Oral Suspension, granted through the FDA's Abbreviated New Drug Application (ANDA) process.
    Mr. Gibbons noted, "While ibuprofen suspension is a relatively small product, it is significant in that it is our first generic prescription drug approval. We are pleased with the quick approval of the filing and our first step forward in the generic Rx field."

    Outlook

    Commenting on the first quarter, Mr. Gibbons noted, "We were a user of cash as we built additional inventory to help get us ready to meet our customers' delivery requirements and aggressive promotional programs during the upcoming cold and flu season. We are confident that inventories and receivables will be managed downward over the course of the season, as we have done in the past.
    "For the full year, we look forward to continued growth in our core businesses, improvements in our operations outside the U.S., and further progress in developing our new generic drug business. We continue to expect year-over-year revenue growth of four to five percent and earnings growth of three to five percent, even as we invest in our generic drug initiative," said Gibbons.

    Perrigo will host a conference call to discuss first quarter fiscal 2005 results at 11 a.m. (ET) today. The call and replay will be available via webcast on the Company's Web site at http://www.perrigo.com/investor/ , or by phone, toll free, at 800-473-6123. A taped replay of the call will be available beginning at approximately 2:30 p.m. (ET) Tuesday, Oct. 26 until midnight Friday, Oct. 29. To listen to the replay, call 877-519-4471, access code 5294098.

    The Company is furnishing this earnings release to the Securities and Exchange Commission via Form 8-K.

    Perrigo Company is the nation's largest manufacturer of over-the-counter (non-prescription) pharmaceutical and nutritional products sold by supermarket, drug, and mass merchandise chains under their own labels. The Company's products include over-the-counter pharmaceuticals such as analgesics, cough and cold remedies, gastrointestinal, and feminine hygiene products, and nutritional products, such as vitamins, nutritional supplements and nutritional drinks. Visit Perrigo on the Internet (http://www.perrigo.com ).

    Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 27 - 33 of the Company's Form 10-K for the year ended June 26, 2004 for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                               PERRIGO COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share amounts)
                                 (unaudited)


                                                          First Quarter
                                                     2005              2004

               Net sales                           $227,719          $211,839
               Cost of sales                        163,006           151,819
               Gross profit                          64,713            60,020

               Operating expenses
                  Distribution                        4,193             3,522
                  Research and development            6,354             5,713
                  Selling and administration         27,540            25,440
                    Total                            38,087            34,675

               Operating income                      26,626            25,345
               Interest and other, net                 (840)             (449)

               Income before income taxes            27,466            25,794
               Income tax expense                     9,888             9,286

               Net income                           $17,578           $16,508

               Earnings per share
                  Basic                               $0.25             $0.24
                  Diluted                             $0.24             $0.23

               Weighted average shares outstanding
                  Basic                              70,948            70,040
                  Diluted                            73,043            71,809



                               PERRIGO COMPANY
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)


                                          September 25, June 26, September 27,
                                              2004        2004        2003
    Assets                                (unaudited)             (unaudited)
    Current assets
       Cash and cash equivalents            $136,544    $161,252     $83,046
       Investment securities                   5,270      10,448           -
       Accounts receivable                   112,624      86,040      99,200
       Inventories                           181,837     174,253     149,872
       Current deferred income taxes          29,306      29,877      30,359
       Prepaid expenses and other current
        assets                                11,017      11,359      10,844
              Total current assets           476,598     473,229     373,321

    Property and equipment                   463,241     462,185     431,777
       Less accumulated depreciation         240,144     234,544     216,389
                                             223,097     227,641     215,388

    Goodwill                                  35,919      35,919      35,919
    Non-current deferred income taxes          8,761       8,137       6,677
    Other non-current assets                  17,755      14,168      19,140
                                            $762,130    $759,094    $650,445

    Liabilities and Shareholders' Equity
    Current liabilities
       Accounts payable                      $83,516     $88,858     $67,616
       Notes payable                           9,465       9,528       7,191
       Payroll and related taxes              20,857      41,387      22,354
       Accrued expenses                       44,751      43,689      41,276
       Accrued income taxes                    7,417           -      15,264
       Current deferred income taxes           4,044       4,024       2,965
              Total current liabilities      170,050     187,486     156,666

    Non-current deferred income taxes         29,259      29,606      25,538
    Other non-current liabilities              6,898       5,770       4,727

    Shareholders' equity
       Preferred stock, without par
        value, 10,000 shares authorized            -           -           -
       Common stock, without par value,
        200,000 shares authorized            109,396     104,160      90,363
       Unearned compensation                  (1,075)       (514)        (56)
       Accumulated other comprehensive
        income                                 2,817       2,892         187
       Retained earnings                     444,785     429,694     373,020
              Total shareholders' equity     555,923     536,232     463,514
                                            $762,130    $759,094    $650,445

    Supplemental Disclosures of Balance
     Sheet Information
       Allowance for doubtful accounts        $7,971      $8,296      $9,321
       Allowance for inventory               $21,124     $22,888     $21,602
       Working capital                      $306,548    $285,743    $216,655
       Preferred stock, shares issued              -           -           -
       Common stock, shares issued            71,208      70,882      69,994



                               PERRIGO COMPANY
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)
                                 (unaudited)


                                                          First Quarter
                                                      2005             2004
        Cash Flows (For) From Operating Activities
           Net income                                $17,578          $16,508
           Adjustments to derive cash flows
              Depreciation and amortization            7,092            7,031
              Share-based compensation                 1,578            1,318
              Deferred income taxes                     (410)             (77)

        Changes in operating assets and
         liabilities, net of a purchase of assets
              Accounts receivable                    (25,543)         (12,352)
              Inventories                             (6,676)          10,276
              Accounts payable                        (5,463)          (4,439)
              Payroll and related taxes              (20,535)         (18,175)
              Accrued expenses                         1,062            4,712
              Accrued income taxes                     7,422            9,705
              Other                                      918           (6,312)
                 Net cash (for) from
                  operating activities               (22,977)           8,195

        Cash Flows (For) From Investing Activities
           Additions to property and equipment        (2,394)          (4,993)
           Purchase of assets                         (5,000)               -
           Issuance of note receivable                     -          (10,000)
           Investment in equity subsidiaries               -           (1,000)
           Purchase of securities                     (1,000)               -
           Proceeds from sales of securities           6,000                -
                 Net cash (for) from
                  investing activities                (2,394)         (15,993)

        Cash From (For) Financing Activities
           Borrowings (repayments) of
            short-term debt, net                         (92)          (1,631)
           Tax benefit of stock transactions             118                -
           Issuance of common stock                    3,101              400
           Repurchase of common stock                   (122)            (343)
           Cash dividends                             (2,487)          (1,751)
                 Net cash from (for)
                  financing activities                   518           (3,325)

                Net decrease in cash and
                 cash equivalents                    (24,853)         (11,123)
        Cash and cash equivalents, at
         beginning of period                         161,252           93,827
        Effect of exchange rate changes on cash          145              342
        Cash and cash equivalents, at end
         of period                                  $136,544          $83,046

        Supplemental Disclosures of Cash
         Flow Information
           Cash paid during the period for:
              Interest                                  $141             $162
              Income taxes paid                         $815             $579
              Income taxes refunded                   $4,062                -



                               PERRIGO COMPANY
                             SEGMENT INFORMATION
                                (in thousands)


                                                         First Quarter
                                                    2005              2004
                                                (unaudited)       (unaudited)
    Segment Sales
      Consumer Healthcare                         $199,535          $192,759
      UK Operations                                 23,218            12,663
      Mexico Operations                              4,966             6,417
      Pharmaceuticals                                    -                 -
    Total                                         $227,719          $211,839

    Segment Operating Income (Loss)
      Consumer Healthcare                          $27,832           $24,900
      UK Operations                                    209               434
      Mexico Operations                               (116)              290
      Pharmaceuticals                               (1,299)             (279)
    Total                                          $26,626           $25,345



SOURCE  Perrigo Company
    -0-                             10/26/2004
    /CONTACT: Ernest J. Schenk, Manager, Investor Relations and Communication of Perrigo Company, +1-269-673-9212, E-mail: Investor@perrigo.com /
    /Web site:  http://www.perrigo.com
                http://www.perrigo.com/investor /
    (PRGO)

CO:  Perrigo Company
ST:  Michigan
IN:  MTC
SU:  ERN ERP CCA MAV